                                                                      EXHIBIT 23

                               Consent of KPMG LLP



The Board of Directors and Stockholders
American Classic Voyages Co.

We consent to incorporation by reference in the registration statements No. 33-80614 on Form S-3 and No. 333-44225 on Form S-8 of American Classic Voyages Co. of our report dated February 27, 2001, relating to the consolidated balance sheets of American Classic Voyages Co. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedules, which report appears in the December 31, 2000 annual report on Form 10-K of American Classic Voyages Co.

                                             /s/ KPMG LLP

                                                 KPMG LLP



Chicago, Illinois
March 29, 2000